UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

THE SECURITIES EXCHANGE ACT OF 1934

___________________________

Date of report (Date of earliest event reported): January 10, 2017

SIGMA LABS, INC.

(Exact name of registrant as specified in its charter)

Nevada	033-02783-S	27-1865814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3900 Paseo del Sol
Santa Fe, New Mexico 87507
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (505) 438-2576

________________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2017, the Board of Directors of Sigma Labs, Inc. (the “Company”) appointed Sam P. Bell and Frank J. Garofalo to the Company’s Board of Directors.  Mr. Bell was also appointed to serve as chairman of the Company's Audit Committee and Finance Committee, and Mr. Garofalo was also appointed to serve as a member of the Company's Strategy Committee.

Mr. Bell, age 80, was President of Los Angeles Business Advisors (LABA) from 1996 to 2004, at which time, LABA ceased operations. LABA was comprised of 30 chief executive officers of major companies in the Los Angeles region and focused on high impact projects where their collective resources could be utilized to positively influence the economic vitality of the area. Prior to joining LABA, Mr. Bell was Area Managing Partner of Ernst & Young, certified public accountants, for the Pacific Southwest Region, retiring in 1996 after 39 years with the firm.

Mr. Bell currently serves, or has served in the past, in high-level positions for numerous charitable and educational concerns. He is currently a board member, and Vice-Chairman and Chairman of the respective Audit Committee, of TCW Strategic Income Fund, Inc. and TCW Funds.  Since 2002, he has served on the board of directors of Point.360, a public company that is one of the largest providers of video and film asset management services to owners, producers and distributors of entertainment content. Mr. Bell also serves as the Chairman of Point.360’s Audit Committee of its Board of Directors, and as a member of its Compensation Committee, and Nominating and Governance Committee. Mr. Bell earned a Bachelor of Arts degree in Business and Accounting from the University of Texas at Austin.

Mr. Garofalo, age 65, has been a management consultant and corporate finance advisor working on “special assignment” for chief executive officers and boards of directors, primarily in technology driven markets, assisting companies ranging from $10 million to over $10 billion in size.  His career in professional services includes his serving as Vice President in the Investment Banking division of PaineWebber (now UBS) and as Vice President and Senior Consultant in Arthur D. Little’s Technology consulting practice.

While at Arthur D. Little, Mr. Garofalo was the lead manager on a number of major studies for Fortune 500 client organizations in product/market forecasting, technology trends assessments, market research, strategic business planning, evaluations of diversification and acquisition opportunities. He also assisted in the launch of CAD/CAM, CAE and advance manufacturing practice within the Technology group at Arthur D. Little. While at PaineWebber Corporate Finance Group, his assignments included dozens of business development, corporate development and corporate finance projects including private placements of equity financing, mergers, acquisition, divestitures and establishing joint ventures / strategic alliances.

Mr. Garofalo is an expert in strategic, competitive, and market analysis with an emphasis on business and corporate development and the maximization of shareholder value. He has served on a number boards. He was a Director of J.M. Lafferty Associates, Inc in Chicago, a financial analytics and portfolio research firm, when he acted as advisor in the sale of the business to Corporate Development Board. From 2000 until 2011, he was a Director of Dynagraf, Inc., one of the top Marketing Communications companies in New England, where he acted as advisor in the sale of the business to Universal Millennium.

Mr. Garofalo earned a Bachelor of Science degree in Electrical Engineering from the Massachusetts Institute of Technology, a Master of Science degree in Computer Control Engineering from the University of Michigan, and a Master of Business Administration from Harvard University.

In connection with their appointment to the Company’s Board of Directors, on January 10, 2017, the Company granted each of Messrs. Bell and Garofalo 20,000 shares of common stock of the Company, under the Company’s 2013 Equity Incentive Plan, with such shares to vest in four equal, successive quarterly installments of 5,000 shares each, beginning on the first quarterly anniversary of the grant date of January 10, 2017, subject to the requirement that each of Messrs. Bell and Garofalo, as applicable, must remain a director of the Company.  Messrs. Bell and Garofalo will enter into the Company’s standard indemnification agreement for directors.

Effective January 10, 2017, Michael Thacker and Thomas P. O’Mara resigned from the Company’s Board of Directors.

Item 8.01

Other Events.

On January 17, 2017, the Company issued a press release with respect to the appointment of Messrs. Bell and Garofalo to the Company's Board of Directors.   A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit Number	Description
99.1	Press Release of Sigma Labs, Inc., dated January 17, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 17, 2017	SIGMA LABS, INC. By: /s/ Mark J. Cola Name: Mark J. Cola Title: President and Chief Executive Officer

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